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MANNKIND CORPORATION
28903 North Avenue Paine
Valencia, CA 91355
(661) 775-5300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On Thursday, May 21, 2009

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of MannKind Corporation, or “MannKind,” a Delaware corporation. The meeting will be held on Thursday, May 21, 2009 at 10:00 a.m. local time at MannKind Corporation, One Casper Street, Danbury, Connecticut for the following purposes:

1. To elect the eight nominees named herein as directors to serve for the ensuing year and until their successors are elected;

2. To approve an amendment to increase the aggregate number of shares of common stock authorized for issuance under MannKind’s 2004 Equity Incentive Plan by 5,000,000 shares;

3. To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as independent registered public accounting firm of MannKind for its fiscal year ending December 31, 2009; and

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the Annual Meeting is March 30, 2009. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

David Thomson
Vice President, General Counsel and Secretary

Valencia, California
April 10, 2009

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote by proxy pursuant to the instructions set forth herein as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held On Thursday, May 21, 2009
PROXY STATEMENT FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS To be held on May 21, 2009
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE PRINCIPLES AND BOARD AND COMMITTEE MATTERS
Proposal 2 Approval Of The Amendment To MannKind’s 2004 Equity Incentive Plan
Proposal 3 Ratification of Selection of Deloitte & Touche LLP as Independent Registered Public Accounting Firm
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
COMPENSATION OF DIRECTORS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
ANNUAL REPORT
OTHER MATTERS

MANNKIND CORPORATION
28903 North Avenue Paine
Valencia, California 91355

PROXY STATEMENT
FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

To be held on May 21, 2009

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

We have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (sometimes referred to as the “Board”) of MannKind Corporation (sometimes referred to as the “Company” or “MannKind”) is soliciting your proxy to vote at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”), including any adjournments or postponements of the meeting. Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the internet. Accordingly, we are sending the Notice to our stockholders of record. Our stockholders of record have also received a printed set of the proxy materials along with the Notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 10, 2009 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 30, 2009 will be entitled to vote at the Annual Meeting. On this record date, there were 102,039,249 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 30, 2009 your shares were registered directly in your name with MannKind’s transfer agent, BNY Mellon Shareowner Services, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy pursuant to the instructions set forth below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 30, 2009 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

Management is presenting three proposals for stockholder vote.

Proposal 1. Election of Eight Directors

The first proposal to be voted on is the election as directors of the eight nominees named herein for a one-year term. MannKind’s Board of Directors has nominated these eight people as directors. You may find information about these nominees, as well as information about MannKind’s Board of Directors and its committees, director compensation and other related matters beginning on page 7.

You may vote “For” all the nominees, “Withhold” your votes as to all nominees or “Withhold” your votes as to specific nominees.

The Board of Directors unanimously recommends a vote FOR each director nominee named herein.

Proposal 2. Approval of Proposed 5,000,000 Share Increase in the Number of Shares of Common Stock Authorized for Issuance under MannKind’s 2004 Equity Incentive Plan, as Amended

The second proposal to be voted on is to approve an amendment to increase the maximum number of shares of common stock authorized for issuance under MannKind’s 2004 Equity Incentive Plan from 14,000,000 shares to 19,000,000 shares. You may find information about this proposal beginning on page 14.

You may vote “For” the proposal, vote “Against” the proposal or “Abstain” from voting on the proposal.

The Board of Directors unanimously recommends a vote FOR this proposal.

Proposal 3. Ratification of Selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for its Fiscal Year Ending December 31, 2009

At its February 19, 2009 meeting, the Audit Committee of the Board approved the selection and appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm to examine the financial statements of the Company for the fiscal year ending December 31, 2009. The Company is seeking the stockholders’ ratification of such action.

It is expected that representatives of Deloitte & Touche LLP will attend the Annual Meeting and be available to make a statement or respond to appropriate questions.

You may vote “For” the proposal, vote “Against” the proposal or “Abstain” from voting on the proposal.

The Board of Directors unanimously recommends a vote FOR this proposal.

What if another matter is properly brought before the Annual Meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their best judgment.

How do I vote?

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy through the internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Your signed proxy card must be received by 5:00 PM ET on May 20, 2009 to be counted.

•	To vote over the telephone, dial toll-free (866) 437-3716 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 5:00 PM ET on May 20, 2009 to be counted.

•	To vote through the internet, go to http://www.proxypush.com/mnkd to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 5:00 PM ET on May 20, 2009 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from MannKind. Simply follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may be able to vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with the Notice, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of March 30, 2009.

What if I return a proxy card or otherwise vote by proxy but do not make specific choices?

If you voted by proxy without marking any voting selections, your shares will be voted “For” the election of the Board of Directors’ eight nominees for director listed in Proposal 1, “For” the amendment of the 2004 Equity Incentive Plan as provided in Proposal 2 and “For” the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009 as provided in Proposal 3. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions with respect to each Notice to ensure that all of your shares are voted. Similarly, if you are a stockholder of record and you receive more than one set of proxy materials, your shares are registered in more than one name. If you intend to vote by proxy using the proxy cards you receive, please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy in any one of three ways:

•	You may send a written notice that you are revoking your proxy to MannKind’s Secretary at 28903 North Avenue Paine, Valencia, CA 91355.

•	You may grant another proxy by telephone or through the internet.

•	You may submit another properly completed proxy card with a later date.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy, whether submitted by proxy card, telephone or internet, is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name (shares are held by your broker as your nominee), the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If you do not give instructions to your broker, your broker can vote your shares with respect to matters that are considered to be “routine,”, but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of stockholders, such as mergers or stockholder proposals.

How many votes are needed to approve each proposal?

For the election of directors, the eight nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome. Only the eight nominees named herein have been properly nominated for election as directors.

To be approved, Proposals 2 and 3 regarding the amendment of the 2004 Equity Incentive Plan and the selection of the independent registered public accounting firm, respectively, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by stockholders present at the Annual Meeting or by proxy. On the record date, there were 102,039,249 shares outstanding and entitled to vote. Thus, 51,019,625 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the Annual Meeting or a majority of the votes present at the Annual Meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2009.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in MannKind’s proxy material for next year’s annual meeting, your proposal must be submitted in writing by December 11, 2009 to David Thomson, MannKind Corporation, 28903 North Avenue Paine, Valencia, CA 91355. If you wish to submit a proposal that is not to be included in Mannkind’s proxy materials or nominate a director, you must do so not later than the close of business on February 20, 2010 nor earlier than the close of business on January 21, 2010. You are also advised to review the Company’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

MannKind’s Board of Directors consists of eight directors. There are eight nominees for director this year, all of whom were nominated by our Board of Directors. Each director to be elected will hold office until the next annual meeting of stockholders and until his or her successor is elected, or until the director’s death, resignation or removal. All nominees listed below are currently our directors and were previously elected by our stockholders at the 2008 Annual Meeting of Stockholders. It is our policy that directors are invited and expected to attend annual meetings. All previous directors attended the 2008 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The eight nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our management. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Nominees

The following is a brief biography of each nominee for director.

Name	Age	Position Held With the Company

Alfred E. Mann	83	Chairman of the Board of Directors and Chief Executive Officer
Hakan S. Edstrom	59	President, Chief Operating Officer and Director
Abraham E. Cohen(1)	72	Director
Ronald Consiglio(2)(3)	65	Director
Michael Friedman, M.D.(1)(2)	65	Director
Kent Kresa(1)(2)	70	Director
David H. MacCallum(3)	71	Director
Henry L. Nordhoff(3)	66	Director

(1)	Member of the Compensation Committee.

(2)	Member of the Nominating and Corporate Governance Committee.

(3)	Member of the Audit Committee.

Alfred E. Mann has been one of our directors since April 1999, our Chairman of the Board since December 2001 and our Chief Executive Officer since October 2003. He founded and formerly served as Chairman and Chief Executive Officer of MiniMed, Inc., a publicly traded company focused on diabetes therapy and microinfusion drug delivery that was acquired by Medtronic, Inc. in August 2001. Mr. Mann also founded and, from 1972 through 1992, served as Chief Executive Officer of Pacesetter Systems, Inc. and its successor, Siemens Pacesetter, Inc., a manufacturer of cardiac pacemakers, now the Cardiac Rhythm Management Division of St. Jude Medical Corporation. Mr. Mann founded and since 1993, has served as Chairman and until January 2008, as Co-Chief Executive Officer of Advanced Bionics Corporation, a medical device manufacturer focused on neurostimulation to restore hearing to the deaf and to treat chronic pain and other neural deficits, that was acquired by Boston Scientific Corporation in June 2004. In January 2008, the former stockholders of Advanced Bionics Corporation repurchased certain segments from Boston Scientific Corporation and formed Advanced Bionics LLC for cochlear implants and Infusion Systems LLC for infusion pumps. Mr. Mann is non-executive Chairman of both entities. Mr. Mann has also founded and is non-executive Chairman of Second Sight, which is developing a visual prosthesis for the blind and Quallion, which produces batteries for medical products and for the military and aerospace industries; and Stellar Microelectronics Inc., a supplier of electronic assemblies to the medical, military and aerospace industries. Mr. Mann is also non-executive Chairman of the Alfred Mann Foundation and Alfred Mann Institute at the University of Southern California, AMI Purdue and AMI Technion, and the Alfred Mann Foundation for

Biomedical Engineering, which is establishing additional institutes at other research universities. Mr. Mann is also non-executive Chairman of the Southern California Biomedical Council, and a Director of the Nevada Cancer Institute and United Cerebral Palsy Foundation. Mr. Mann holds a bachelor’s and master’s degree in Physics from the University of California at Los Angeles, honorary doctorates from Johns Hopkins University, the University of Southern California, Western University and the Technion-Israel Institute of Technology and is a member of the National Academy of Engineering.

Hakan S. Edstrom has been our President and Chief Operating Officer since April 2001 and has served as one of our directors since December 2001. Mr. Edstrom was with Bausch & Lomb, Inc., a health care product company, from January 1998 to April 2001, advancing to the position of Senior Corporate Vice President and President of Bausch & Lomb, Inc. Americas Region. From 1981 to 1997, Mr. Edstrom was with Pharmacia Corporation, where he held various executive positions, including President and Chief Executive Officer of Pharmacia Ophthalmics Inc. Mr. Edstrom is currently a director of Q-Med AB, a biotechnology and medical device company. Mr. Edstrom was educated in Sweden and holds a master’s degree in Business Administration from the Stockholm School of Economics.

Abraham (Barry) E. Cohen has been one of our directors since May 2007. Mr. Cohen served as Senior Vice President of Merck & Co. and from 1977 to 1988 as President of the Merck Sharp & Dohme International Division. Since his retirement in January 1992, Mr. Cohen has been active as an international business consultant. He is presently a director of Akzo Novel NV., Chugai Pharmaceutical Co. U.S.A., Teva Pharmaceutical Industries Ltd., Neurobiological Technologies, Inc. and Vasomedical, Inc.

Ronald Consiglio has been one of our directors since October 2003. Since 1999, Mr. Consiglio has been the managing director of Synergy Trading, a securities-trading partnership. From 1999 to 2001, Mr. Consiglio was Executive Vice President and Chief Financial Officer of Trading Edge, Inc., a national automated bond-trading firm. From January 1993 to 1998 Mr. Consiglio served as Chief Executive Officer of Angeles Mortgage Investment Trust, a publicly traded Real Estate Investment Trust. His prior experience includes serving as Senior Vice President and Chief Financial Officer of Cantor Fitzgerald & Co. and as a member of its board of directors. Mr. Consiglio is currently a member of the board of trustees for the Metropolitan West Funds, a series of mutual funds in the fixed income sector. Mr. Consiglio is a certified public accountant and holds a bachelor’s degree in accounting from California State University at Northridge.

Michael Friedman, M.D. has been one of our directors since December 2003. Currently, Dr. Friedman is the President and Chief Executive Officer of the City of Hope National Medical Center. Previously, from September 2001 until April 2003, Dr. Friedman held the position of Senior Vice President of Research and Development, Medical and Public Policy, for Pharmacia Corporation and, from July 1999 until September 2001, was a senior vice president of Searle, a subsidiary of Monsanto Company. From 1995 until June 1999, Dr. Friedman served as Deputy Commissioner for Operations for the Food and Drug Administration, and was Acting Commissioner and Lead Deputy Commissioner from 1997 to 1998. Dr. Friedman received a bachelor of arts degree, magna cum laude, from Tulane University, New Orleans, Louisiana, and a doctorate in medicine from the University of Texas, Southwestern Medical School.

Kent Kresa has been one of our directors since June 2004. Mr. Kresa is Chairman Emeritus of Northrop Grumman Corporation, a defense company and from September 1990 until October 2003, he was its Chairman. He also served as Chief Executive Officer of Northrop Grumman Corporation from January 1990 until March 2003 and as its President from 1987 until September 2001. Mr. Kresa is also Chairman of the Board of Trustees of the California Institute of Technology (“Caltech”) and has been a member of the Caltech Board of Trustees since 1994. Mr. Kresa serves as non-executive Chairman of Avery Dennison Corporation, a company focused on pressure-sensitive technology and self-adhesive solutions; and on the boards of Fluor Corporation, a provider of engineering, procurement, construction and maintenance services; General Motors Corporation, an automobile manufacturer; and several non-profit organizations and universities. He is also on the Advisory Board of Trust Company of the West, an asset management firm. As a graduate of M.I.T., he received a B.S. in 1959, an M.S. in 1961, and an E.A.A. in 1966, all in aeronautics and astronautics.

David H. MacCallum has been one of our directors since June 2004. Currently, Mr. MacCallum is the Managing Partner of Outer Islands Capital, a hedge fund specializing in health care investments. From June 1999 until November 2001, he was Global Head of Health Care investment banking for Salomon Smith Barney, part of Citigroup, a financial institution. Prior to joining Salomon Smith Barney, he was Executive Vice President and Head of the Health Care group at ING Barings Furman Selz LLC, an investment banking firm and subsidiary of ING Group, a Dutch financial institution, from April 1998 to June 1999. Prior to that, Mr. MacCallum formed the Life Sciences group at UBS Securities, an investment banking firm, where he was Managing Director and Global Head of Life Sciences from May 1994 to April 1998. Before joining UBS Securities, he built the health care practice at Hambrecht & Quist, an investment banking firm, where he was Head of Health Care and Co-Head of Investment Banking. Mr. MacCallum received an A. B. degree from Brown University and an M.B.A. degree from New York University. He is a Chartered Financial Analyst.

Henry L. Nordhoff has been one of our directors since March 2005. Mr. Nordhoff has served as Chief Executive Officer and President of Gen-Probe Incorporated, a clinical diagnostic and blood screening company, since July 1994 and Chairman of the Board of Gen-Probe since September 2002. Prior to joining Gen-Probe, he was President and Chief Executive Officer of TargeTech, Inc., a gene therapy company that was merged into Immune Response Corporation. Prior to that, Mr. Nordhoff was at Pfizer, Inc. in senior positions in Brussels, Seoul, Tokyo and New York. He received a B.A. in international relations and political economy from Johns Hopkins University and an M.B.A. from Columbia University.

The Board Of Directors Recommends
A Vote For The Election Of All Named Nominees.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD AND COMMITTEE MATTERS

Independence of the Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board of Directors consults with the Company’s counsel to ensure that the board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director or any of his family members and the Company, its senior management and its independent auditors, the Board of Directors affirmatively has determined that all of the Company’s directors other than Mr. Mann and Mr. Edstrom are independent within the meaning of the applicable Nasdaq listing standards. In making this determination, the board found that none of the directors has a material or other disqualifying relationship with the Company.

Information Regarding the Board of Directors and its Committees

We are committed to maintaining the highest standards of business conduct and ethics. Our Board of Directors has adopted Corporate Governance Guidelines to assure that the board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the board will follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. Our Board of Directors adopted the Corporate Governance Guidelines to, among other things, reflect changes to the Nasdaq listing standards and Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002, as amended. Our Corporate Governance Guidelines, as well as the charters for each committee of the board, may be viewed on our website at www.mannkindcorp.com.

Committees of the Board of Directors

The Board of Directors has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. All three committees operate under written charters adopted by our Board, all of which are available on our website at www.mannkindcorp.com. The following table provides membership and meeting information for fiscal year ended December 31, 2008 for each of the Board committees:

Nominating and
Name	Audit		Compensation		Corporate Governance

Non-Employee Directors:
Abraham E. Cohen			X
Ronald Consiglio	X	*			X
Michael Friedman, M.D.			X		X	*
Kent Kresa			X	*	X
David H. MacCallum	X
Henry L. Nordhoff	X
Employee Directors:
Alfred E. Mann
Hakan S. Edstrom
Total meetings in fiscal year 2008	9		6		1

*	Committee Chairperson

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

Our Audit Committee consists of Mr. Consiglio (chair), Mr. MacCallum and Mr. Nordhoff, each of whom is an independent member of our Board of Directors (as determined by our Board based on its annual review of the definition of independence of Audit Committee members provided in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The functions of this committee include, among others:

•	evaluating the independent registered public accounting firm’s qualifications, independence and performance;

•	determining the engagement of the independent registered public accounting firm;

•	approving the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitoring the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;

•	reviewing our financial statements;

•	reviewing our critical accounting policies and estimates;

•	discussing with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements; and

•	reviewing and evaluating, at least annually, the performance of the Audit Committee and its members, including compliance of the Audit Committee with its charter.

We have appointed Mr. Consiglio as our “Audit Committee financial expert,” as that term is defined in applicable SEC rules. In making such determinations, the Board of Directors made a qualitative assessment of Mr. Consiglio’s level of knowledge and experience based on a number of factors, including his formal education and experience. Both our independent registered public accounting firm and internal financial personnel regularly meet privately with our Audit Committee and have unrestricted access to this committee. The Audit Committee met nine times during 2008. The report of the Audit Committee is included herein on page 39.

Compensation Committee

Our Compensation Committee consists of Mr. Kresa (chair), Mr. Cohen and Dr. Friedman, each of whom is an independent member of our Board of Directors (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The functions of this committee include, among others:

•	reviewing and recommending policy relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives, and recommending compensation of these officers based on such evaluations;

•	administering our benefit plans and the issuance of stock options and other awards under our stock plans;

•	recommending the type and amount of compensation to be paid or awarded to members of our Board of Directors, including consulting, retainer, meeting, committee and committee chair fees and stock option grants or awards;

•	reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements for our executive officers; and

•	reviewing and evaluating, at least annually, the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter.

Typically, the Compensation Committee meets at least quarterly and with greater frequency if necessary. The Compensation Committee met six times during 2008.

The processes and procedures of the Compensation Committee with respect to executive compensation are described in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement. Our Compensation Committee charter can be found on our corporate website at http://www.mannkindcorp.com. The report of the Compensation Committee is included herein on page 38.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consisted of Dr. Friedman (chair), Mr. Consiglio and Mr. Kresa, each of whom is an independent member of our Board of Directors (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The functions of this committee include, among others:

•	planning for succession with respect to the position of CEO and other senior executives;

•	reviewing and recommending nominees for election as directors;

•	assessing the performance of the Board of Directors and monitoring committee evaluations;

•	suggesting, as appropriate, ad-hoc committees of the Board of Directors;

•	developing guidelines for board composition; and

•	reviewing and evaluating, at least annually, the performance of the Nominating and Corporate Governance Committee and its members, including compliance of the Nominating and Corporate Governance Committee with its charter.

Our Nominating and Corporate Governance Committee charter can be found on our corporate website at http://www.mannkindcorp.com. The Nominating and Corporate Governance Committee met once during 2008.

Consideration Of Director Nominees

Director Qualifications

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.

Evaluating Nominees for Director

The Nominating and Corporate Governance Committee review candidates for director nominees in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board of Directors and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the board by majority vote. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

Stockholder Nominations

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether a candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors must do so by delivering at least 120 days prior to the anniversary date of the mailing of MannKind’s proxy statement for its last annual meeting of stockholders a written recommendation to the Nominating and Corporate Governance Committee c/o MannKind Corporation, 28903 North Avenue Paine, Valencia, California 91355, Attn: Corporate Secretary. Each submission must set forth:

•	the name and address of the MannKind stockholder on whose behalf the submission is made;

•	the number of MannKind shares that are owned beneficially by such stockholder as of the date of the submission;

•	the full name of the proposed candidate;

•	a description of the proposed candidate’s business experience for at least the previous five years;

•	complete biographical information for the proposed candidate; and

•	a description of the proposed candidate’s qualifications as a director.

Each submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.

Meetings Of The Board Of Directors

The Board of Directors met eight times during the last fiscal year. Each board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she were a director or committee member, respectively, except Ms. Heather Murren, a director who resigned in December 2008, who attended 57% of the meetings of the Board.

Executive Sessions

As required under applicable Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Stockholder Communications With The Board Of Directors

The Company’s Board of Directors has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the board or an individual director may send a written communication to the Board or such director c/o MannKind Corporation, 28903 North Avenue Paine, Valencia, California 91355, Attn: Corporate Secretary. Communications also may be sent by e-mail to the following address board@mannkindcorp.com. Each communication must set forth the name and address of the MannKind stockholder on whose behalf the communication is sent. Each communication will be screened by MannKind’s Corporate Secretary to determine whether it is appropriate for presentation to the Board of Directors or such director. Examples of inappropriate communications include junk mail, mass mailings, product complaints, product inquiries, new product suggestions, resumes, job inquiries, surveys, business solicitations and advertisements, as well as unduly hostile, threatening, illegal, unsuitable, frivolous, patently offensive or otherwise inappropriate material. Communications determined by the Corporate Secretary to be appropriate for presentation to the Board of Directors or such director will be submitted to the Board of Directors or such director on a periodic basis.

The screening procedures have been approved by a majority of the independent directors of the Board. All communications directed to the Audit Committee in accordance with the Company’s Code of Ethics or Non-Retaliation Policy that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics Policy that applies to our directors and employees (including our principal executive officer, principal financial officer, principal accounting officer and controller), and have posted the text of the policy on our website (www.mannkindcorp.com) in connection with “Investor” materials. In addition, we intend to promptly disclose on our website (i) the nature of any amendment to the policy that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (ii) the nature of any waiver, including an implicit waiver, from a provision of the policy that is granted to one of these specified individuals, the name of such person who is granted the waiver and the date of the waiver.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2008, Messrs. Cohen and Kresa and Dr. Friedman served on our Compensation Committee. None of Messrs. Cohen or Kresa or Dr. Friedman has ever been one of our officers or employees. During 2008, none of our executive officers served as a member of the Board of Directors or Compensation Committee of any other entity that had one or more executive officers who served on our Board of Directors or Compensation Committee.

Proposal 2

Approval Of The Amendment To MannKind’s 2004 Equity Incentive Plan

During 2004, our Board of Directors and our stockholders approved the amendment and restatement of our 2001 Stock Awards Plan, now known as our 2004 Equity Incentive Plan (the “Plan”). Initially, there were 5,000,000 shares of common stock reserved for issuance under the Plan. In 2006 and 2007, our Board of Directors and stockholders approved an amendment to the Plan that increased the number of shares of common stock authorized for issuance under the Plan to 9,000,000 and 14,000,000 shares each year, respectively.

During 2008, our Board of Directors granted options to purchase 3,903,370 shares at a weighted average exercise price of $3.43 and 5,135,000 restricted stock units. As of December 31, 2008, options to purchase 5,591,101 shares with a weighted average exercise price of $6.97 and a weighted average remaining term of 5.2 years and 5,947,408 restricted stock units were outstanding under the Plan and only 1,931,782 shares of common stock remained available for issuance under the Plan.

In February 2009, our Board of Directors amended the Plan, subject to stockholder approval, to increase the number of shares of our common stock authorized for issuance under the Plan to 19,000,000 shares. The Board adopted this amendment in order to ensure that we can continue to grant stock options and restricted stock unit awards at levels determined appropriate by the Board.

You are being asked to approve an increase in the number of shares reserved for issuance under the Plan from 14,000,000 to 19,000,000. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The Company believes it is in the best interests of the Company’s stockholders and employees to increase the number of shares of common stock available to the Plan by 5,000,000 shares, as this will allow the Company to continue to attract and retain quality personnel and to promote employee participation in equity ownership of the Company.

The Board Of Directors Unanimously Recommends
A Vote For This Proposal.

Features of 2004 Equity Incentive Plan

The essential features of the Plan are outlined below:

General.  The Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, stock bonuses, restricted stock unit awards and other stock awards (collectively “awards”). Incentive stock options, or ISOs, granted under the Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Nonstatutory stock options, or NSOs, granted under the Plan are not intended to qualify as incentive stock options under the Code. Stock appreciation rights granted under the Plan may be tandem rights, concurrent rights or independent rights. To date, the Company has granted only stock options and restricted stock awards under the Plan.

Purpose.  The Board adopted the Plan to provide a means by which employees, directors and consultants of the Company and its affiliates may be given an opportunity to acquire stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates. All of the approximately 580 employees, directors and consultants of the Company and its affiliates are eligible to participate in the Plan.

Share reserve.  An aggregate of 14,000,000 shares of our common stock are currently reserved for issuance under the Plan. If this proposal is approved by the stockholders, 19,000,000 shares of our common stock will be reserved for issuance under the Plan. Shares subject to options and stock awards that expire, terminate, are repurchased or are forfeited under the Plan will again become available for the grant of awards under the Plan. Shares issued under the Plan may be previously unissued shares or reacquired shares bought on the market or otherwise. If any shares subject to a stock award are not delivered to a participant because such shares are withheld for the payment of taxes or the stock award is exercised through a “net exercise,” the number of shares that are not delivered to the participant shall remain available for the grant of awards under the Plan. If the exercise of any stock award is satisfied by tendering shares of common stock held by the participant, the number of shares tendered shall become available for the grant of awards under the Plan. The maximum number of shares that may be issued under the Plan subject to incentive stock options is 7,000,000.

As of March 31, 2009, 5,491,261 options and 5,784,936 restricted stock units were outstanding under the Plan.

Administration.  Our Board of Directors administers the Plan, and the board has delegated authority to administer the Plan to the Compensation Committee of the Board of Directors. Subject to the terms of the Plan, the plan administrator will determine the stock award recipients and grant dates, the numbers and types of stock awards to be granted under the Plan and the terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the plan administrator will also determine the exercise price, purchase price or strike price, as applicable, for stock awards granted under the Plan.

Eligibility of awards.  The Plan provides for the grant of ISOs, NSOs, restricted stock awards, stock appreciation rights, phantom stock awards and other stock awards based in whole or in part by reference to our common stock. ISOs may be granted solely to our employees, including officers. All other stock awards under the Plan may generally be granted to our employees, directors, officers and consultants.

Stock options.  Stock options are granted under the Plan pursuant to a stock option agreement. Generally, the exercise price for an ISO cannot be less than 100% of the fair market value of the common stock subject to the option on the date of grant. The exercise price for an NSO is determined by our Board of Directors. Options granted under the Plan vest at the rate specified in the stock option agreement. In addition, our Plan allows for the early exercise of options, as set forth in an applicable stock option agreement. All shares of our common stock acquired through options exercised early may be subject to repurchase by us. Options granted under the Plan prior to its amendment and restatement in 2004 vest at the minimum rate of at least 20% per year and do not provide for early exercise. Stock options generally vest over four years, typically at the rate of 25% after one year and ratably on a monthly basis over a period of 36 months thereafter. Restricted stock units generally vest over four years with consideration satisfied by service to the Company.

In general, the term of stock options granted under the Plan may not exceed ten years. With respect to options granted under the Plan following our initial public offering in 2004, unless the terms of an optionee’s stock option agreement provide for earlier termination, if an optionee’s service relationship with us, or any affiliate of ours, terminates due to disability, death or retirement, the optionee, or his or her beneficiary, generally may exercise any vested options after the date the service relationship ends for up to twelve months in the event of disability, up to eighteen months in the event of death and up to twenty-four months in the event of selected retirements. If an optionee’s relationship with us, or any affiliate of ours, ceases for any reason other than disability, death or retirement, the optionee may exercise any vested options for up to three months after the termination of service, unless the terms of the stock option agreement provide for earlier or later termination. However, in the event the optionee’s service with us, or an affiliate of ours, is terminated for cause (as defined in the Plan), all options held by the optionee under the Plan will terminate in their entirety on the date of termination.

With respect to options granted under the Plan prior to our initial public offering in 2004, if an optionee’s service with us is terminated due to disability or death, the optionee, or his or her beneficiary, may exercise any vested options for up to six months after the date of termination. If an optionee’s service with us is terminated for any reason other than disability or death, the optionee may exercise any vested options for up to thirty days after the date of termination. However, in the event an optionee’s service with us is terminated for cause under the terms of the Plan, all options held by the optionee under the Plan will terminate on the date of termination.

Acceptable consideration for the purchase of our common stock issued under the Plan will be determined by our Board of Directors and may include cash or common stock previously owned by the optionee, or may be paid through a deferred payment arrangement, a broker assisted exercise, the net exercise of the option or other legal consideration or arrangements approved by our Board of Directors.

Generally, options granted under the Plan may not be transferred other than by will or the laws of descent and distribution unless the optionee holds an NSO and the related option agreement provides otherwise. However, an optionee may designate a beneficiary who may exercise the options granted under the Plan following the optionee’s death.

Tax limitations on stock option grants.  ISOs may be granted only to our employees. The aggregate fair market value, determined at the time of grant, of shares of our common stock subject to ISOs that are exercisable for the first time by an optionee during any calendar year under all of our stock plans may not exceed $100,000. The options or portions of options that exceed this limit are treated as NSOs. No ISO may be granted to a 10% stockholder unless the following conditions are satisfied:

•	the option exercise price is at least 110% of the fair market value of the stock subject to the option on the grant date; and

•	the term of any ISO award must not exceed five years from the grant date.

Section 162(m).  Section 162(m) of the Code denies an income tax deduction to publicly held corporations for certain compensation paid to certain “covered employees” in a taxable year to the extent that the compensation exceeds $1,000,000. Currently, a “covered employee” is the company’s chief executive officer and the next three highest paid executive officers, not including the chief financial officer. Section 162(m) provides an exception to this deduction limitation for qualified performance-based compensation. In general, stock options that are granted by our Compensation Committee and that have an exercise price of not less than the fair market value of our common stock will be deemed to qualify as performance-based compensation if the Plan contains a limit on the maximum number of shares underlying those stock options that can be granted to any person during any period of time. To comply with this requirement, the Plan provides that no person may be granted options under the Plan covering more than 2,000,000 shares of our common stock in any calendar year.

Restricted stock awards.  Restricted stock awards are purchased through a restricted stock award agreement. To the extent required by law, the purchase price for restricted stock awards must be at least the par value of the stock. The purchase price for a restricted stock award may be payable in cash or through a deferred payment or related arrangement, the recipient’s past services performed for us, or any other form of legal consideration or arrangement acceptable to our Board of Directors. Rights to acquire shares under a restricted stock award may be transferred only as set forth in the restricted stock award agreement.

Stock appreciation rights.  Stock appreciation rights are granted under the Plan pursuant to stock appreciation rights agreements. The plan administrator determines the strike price for a stock appreciation right. Stock appreciation rights granted under the Plan vest at the rate specified in the stock appreciation rights agreement.

The plan administrator determines the term of stock appreciation rights granted under the Plan. Unless the terms of an awardee’s stock appreciation rights agreement provides otherwise, if an awardee’s service relationship with us, or any affiliate of ours, terminates for any reason, the awardee, or his or her beneficiary, may exercise any vested stock appreciation rights for up to three months after the date the service relationship ends unless the terms of the agreement provide for earlier or later termination.

Restricted stock units or phantom stock.  Awards of restricted stock units are granted under the Plan pursuant to phantom stock award agreements. A restricted stock unit may require the payment of at least the par value of the option subject to the award. Payment of any purchase price may be made in cash or common stock previously owned by the recipient or other permissible consideration including services rendered to the Company. All unvested restricted stock units will be forfeited upon termination of the holder’s service relationship with us, or any affiliate of ours, to the extent not vested on that date.

Other stock awards.  The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the award, the purchase price, if any, the timing of exercise and vesting and any repurchase rights associated with these awards.

Corporate transactions and changes in control.  In the event of certain corporate transactions, all outstanding stock awards granted under the Plan following our initial public offering will be assumed, continued or substituted for by any surviving or acquiring entity. If the surviving or acquiring entity elects not to assume, continue or substitute for these awards, the vesting provisions of these awards will generally be accelerated and the awards will be terminated if not exercised prior to the effective date of the corporate transaction. We may assign any repurchase or reacquisition rights held by us with respect to outstanding stock awards to the surviving or acquiring entity. Following certain change in control transactions, the vesting and exercisability of certain stock awards granted under the Plan following our initial public offering generally will be accelerated only if and to the extent provided in the awardee’s award agreement.

In the event of a stock split, reverse stock split, stock dividend, combination or reclassification of the stock, or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by the Company, our Board of Directors will make appropriate adjustments to any or all of (i) the number and kind of shares which may thereafter be issued in connection with awards, (ii) the number and kind of shares issued or issuable for outstanding awards, and (iii) the exercise price, grant price, or purchase price relating to any award.

Additional provisions.  Our Board of Directors has the authority to amend outstanding awards granted under the Plan, except that no amendment may adversely affect an award without the recipient’s written consent. Our Board of Directors has the power to amend, suspend or terminate the Plan. However, some amendments also require stockholder approval.

Proposal 3

Ratification of Selection of Deloitte & Touche LLP
as Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP, or “Deloitte,” as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009 and has directed management to submit the selection of Deloitte for ratification by the stockholders at the Annual Meeting.

Deloitte has audited the Company’s financial statements since the fiscal year ended December 31, 2000. Representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board of Directors is seeking such ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection of Deloitte as our independent registered accounting firm, the Audit Committee of the Board of Directors will consider whether to retain that firm for the year ending December 31, 2009.

A majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required for approval of this proposal.

The Board Of Directors Recommends
A Vote For This Proposal.

Principal Accounting Fees And Services

The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2008 and 2007 by Deloitte, the Company’s principal accountant.

	Fiscal Year Ended
	December 31,
	2008	2007

Audit Fees(1)	$1,259,079	$1,661,750
Tax Fees(2)	98,924	138,200
All Other Fees(3)	32,745	10,639

Total Fees	$1,390,748	$1,810,589

(1)	Represents the aggregate fees billed for professional services rendered for the audit and/or reviews of our financial statements and in connection with our statutory and regulatory filings or engagements. Also includes fees for services related to Sarbanes-Oxley and a tender offer that took place in August 2008.

(2)	Represents tax preparation and compliance with various provisions of the Code.

(3)	Represents tax consultation regarding the application of various provisions of the Code.

All fees described above were pre-approved by the Audit Committee.

During the fiscal year ended December 31, 2008, none of the total hours expended on the Company’s financial audit by Deloitte were provided by persons other than Deloitte’s full-time permanent employees.

Pre-Approval Policies And Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor, Deloitte. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, tax services and other services up to specified amounts. Pre-approval may also be given on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. The delegation of pre-approval of services is limited to non-audit services, as set forth in the Audit Committee Charter.

The Audit Committee has determined that the rendering of the services other than audit services by Deloitte is compatible with maintaining Deloitte’s independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of January 31, 2009 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock. The table is based upon information supplied by our officers, directors and principal stockholders and a review of Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on 102,013,623 shares outstanding on January 31, 2009, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on April 1, 2009, which is 60 days after January 31, 2009. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Certain of the options in this table are exercisable at any time but, if exercised, are subject to a lapsing right of repurchase until the options are fully vested. Except as otherwise noted in the table, the address for each person or entity listed in the table is c/o MannKind Corporation, 28903 North Avenue Paine, Valencia, CA 91355.

	Beneficial Ownership
Identity of Owner or Group	Number of Shares	Percent of Total

Named Executive Officers and Directors:
Alfred E. Mann(1)(2)	48,487,184	47.5%
Matthew J. Pfeffer(2)	3,431	*
Hakan S. Edstrom(2)	95,735	*
Dr. Peter Richardson(2)	21,157	*
Juergen A. Martens, Ph.D.(2)	20,065	*
Abraham E. Cohen(2)	39,821	*
Ronald Consiglio(2)	72,609	*
Michael Friedman(2)	72,609	*
Kent Kresa(2)	115,109	*
David H. MacCallum(2)	66,775	*
Henry L. Nordhoff(2)	55,109	*
All current executive officers and directors as a group (14 persons)(2)	49,339,186	48.4%
Five Percent Stockholders:
LMM LLC(3)	6,911,953	6.8%
FMR LLC(4)	12,468,321	12.2%

*	Less than one percent.

(1)	Includes (i) 39,677,899 shares held by the Alfred E. Mann Living Trust; (ii) 10,968 shares held by Mannco LLC, (iii) 4,025,979 shares held by Biomed Partners, LLC, and (v) 2,406,027 shares held by Biomed Partners II, LLC. The Alfred E. Mann Living Trust and MiniMed Infusion, Inc. are each 0.1% managing members of each of Biomed Partners, LLC and Biomed Partners II, LLC. Alfred Mann has voting and dispositive power over the shares owned by each of these entities.

(2)	Includes shares described in the note above. Includes shares which certain executive officers, directors and principal stockholders of the Company have the right to acquire within 60 days after the date of this table pursuant to outstanding options and warrants, as follows: Alfred E. Mann Living Trust, 1,388,993 shares; Alfred E. Mann, 272,756 shares; Biomed Partners, LLC, 321,098; Juergen A. Martens, Ph.D., 2,100 shares; Abraham E. Cohen, 17,054 shares; Ronald Consiglio, 72,609 shares; Michael Friedman, 72,609 shares;

Kent Kresa, 2,100 shares issuable pursuant to warrants and 60,109 pursuant to options; David H. MacCallum, 60,109 shares; and Henry L. Nordhoff, 55,109 shares. Also includes 14,986 shares owned by Diane Palumbo, our Corporate Vice President of Human Resources and 11,320 shares owned by David Thomson, our Corporate Vice President, General Counsel. Includes 261,676 shares beneficially owned by Richard Anderson, our Corporate Vice President, Office of the Chairman, including 229,875 shares issuable upon his retirement on March 31, 2009, at which time all of his unvested stock options and restricted stock unit awards that were subject to time-based vesting become vested.

(3)	The address of LMM LLC is 100 Light Street, Baltimore, Maryland 21202. Legg Mason Opportunity Trust and LMM LLC, the manager of such fund, share voting and dispositive power with respect to these shares, and therefore may be deemed beneficial owners of the shares.

(4)	The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, beneficially owns the shares, including 334,219 shares issuable upon the exercise of outstanding warrants, as a result of acting as investment advisor to various investment companies, including Fidelity Contrafund, which owns 7,981,107 shares. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the various Fidelity funds, each has sole power to dispose of such shares. The sole power to vote or direct the voting of these shares resides with the Boards of Trustees of the various funds.

EXECUTIVE OFFICERS

The following table sets forth our current executive officers and their ages as of December 31, 2008:

Name	Age	Position(s)

Alfred E. Mann	83	Chairman of the Board of Directors and Chief Executive Officer
Hakan S. Edstrom	58	President, Chief Operating Officer and Director
Matthew J. Pfeffer	51	Corporate Vice President and Chief Financial Officer
Juergen A. Martens, Ph.D.	53	Corporate Vice President, Technical Operations and Chief Technical Officer
Diane M. Palumbo	55	Corporate Vice President, Human Resources
Dr. Peter C. Richardson	49	Corporate Vice President and Chief Scientific Officer
David Thomson, Ph.D., J.D.	42	Corporate Vice President, General Counsel and Secretary

Alfred E. Mann has been one of our directors since April 1999, our Chairman of the Board since December 2001 and our Chief Executive Officer since October 2003. He founded and formerly served as Chairman and Chief Executive Officer of MiniMed, Inc., a publicly traded company focused on diabetes therapy and microinfusion drug delivery that was acquired by Medtronic, Inc. in August 2001. Mr. Mann also founded and, from 1972 through 1992, served as Chief Executive Officer of Pacesetter Systems, Inc. and its successor, Siemens Pacesetter, Inc., a manufacturer of cardiac pacemakers, now the Cardiac Rhythm Management Division of St. Jude Medical Corporation. Mr. Mann founded and since 1993, has served as Chairman and until January 2008, as Co-Chief Executive Officer of Advanced Bionics Corporation, a medical device manufacturer focused on neurostimulation to restore hearing to the deaf and to treat chronic pain and other neural deficits, that was acquired by Boston Scientific Corporation in June 2004. In January 2008, the former stockholders of Advanced Bionics Corporation repurchased certain segments from Boston Scientific Corporation and formed Advanced Bionics LLC for cochlear implants and Infusion Systems LLC for infusion pumps. Mr. Mann is non-executive Chairman of both entities. Mr. Mann has also founded and is non-executive Chairman of Second Sight, which is developing a visual prosthesis for the blind and Quallion, which produces batteries for medical products and for the military and aerospace industries; and Stellar Microelectronics Inc., a supplier of electronic assemblies to the medical, military and aerospace industries. Mr. Mann is also non-executive Chairman of the Alfred Mann Foundation and Alfred Mann Institute at the

University of Southern California, AMI Purdue and AMI Technion, and the Alfred Mann Foundation for Biomedical Engineering, which is establishing additional institutes at other research universities. Mr. Mann is also non-executive Chairman of the Southern California Biomedical Council, and a Director of the Nevada Cancer Institute and United Cerebral Palsy Foundation. Mr. Mann holds a bachelor’s and master’s degree in Physics from the University of California at Los Angeles, honorary doctorates from Johns Hopkins University, the University of Southern California, Western University and the Technion-Israel Institute of Technology and is a member of the National Academy of Engineering.

Hakan S. Edstrom has been our President and Chief Operating Officer since April 2001 and has served as one of our directors since December 2001. Mr. Edstrom was with Bausch & Lomb, Inc., a health care product company, from January 1998 to April 2001, advancing to the position of Senior Corporate Vice President and President of Bausch & Lomb, Inc. Americas Region. From 1981 to 1997, Mr. Edstrom was with Pharmacia Corporation, where he held various executive positions, including President and Chief Executive Officer of Pharmacia Ophthalmics Inc. Mr. Edstrom is currently a director of Q-Med AB, a biotechnology and medical device company. Mr. Edstrom was educated in Sweden and holds a master’s degree in Business Administration from the Stockholm School of Economics.

Matthew J. Pfeffer has been our Corporate Vice President and Chief Financial Officer since April 2008. Previously, Mr. Pfeffer served as Chief Financial Officer and Senior Vice President of Finance and Administration of VaxGen, Inc. from March 2006 until April 2008, with responsibility for finance, tax, treasury, human resources, IT, purchasing and facilities functions. Prior to VaxGen, Mr. Pfeffer served as CFO of Cell Genesys, Inc. During his nine year tenure at Cell Genesys, Mr. Pfeffer served as Director of Finance before being named CFO in 1998. Prior to that, Mr. Pfeffer served in a variety of financial management positions at other companies, including roles as Corporate Controller, Manager of Internal Audit and Manager of Financial Reporting. Mr. Pfeffer began his career at Price Waterhouse. Mr. Pfeffer serves on boards and advisory committees of the Biotechnology Industry Organization and the American Institute of Certified Public Accountants. Mr. Pfeffer has a bachelor’s degree in Accounting from the University of California, Berkeley and is a Certified Public Accountant.

Juergen A. Martens, Ph.D. has been our Corporate Vice President of Operations and Chief Technology Officer since September 2005. From 2000 to August 2005, he was employed by Nektar Therapeutics, Inc., most recently as Vice President of Pharmaceutical Technology Development. Previously, he held technical management positions at Aerojet Fine Chemicals from 1998 to 2000 and at FMC Corporation from 1996 to 1998. From 1987 to 1996, Dr. Martens held a variety of management positions with increased responsibility in R&D, plant management, and business process development at Lonza, in Switzerland and in the United States. Dr. Martens holds a bachelor’s degree in chemical engineering from the Technical College Mannheim/Germany, a bachelor’s and master’s degree in Chemistry and a doctorate in Physical Chemistry from the University of Marburg/Germany.

Diane M. Palumbo has been our Corporate Vice President of Human Resources since November 2004. From July 2003 to November 2004, she was President of her own human resources consulting company. From June 1991 to July 2003, Ms. Palumbo held various positions with Amgen, Inc., a California-based biopharmaceutical company, including Senior Director, Human Resources. In addition, Ms. Palumbo has held Human Resources positions with Unisys and Mitsui Bank Ltd. of Tokyo. She holds a master’s degree in Business Administration from St. John’s University, New York and a bachelor’s degree, magna cum laude, also from St. John’s University.

Dr. Peter C. Richardson has been our Corporate Vice President and Chief Scientific Officer since October 2005. From 1991 to October 2005, he was employed by Novartis Pharmaceuticals Corporation, which is the U.S. affiliate of Novartis AG, a world leader in healthcare, most recently as Senior Vice President, Global Head of Development Alliances. From 2003 until 2005, he was Senior Vice President and Head of Development of Novartis Pharmaceuticals KK Japan. He earlier practiced as an endocrinologist. Dr. Richardson holds a B.Med.Sci (Hons.) and a BM.BS (Hons.) from University of Nottingham Medical School; a MRCP (UK) from the Royal College of Physicians, UK; a Certificate in Pharmaceutical Medicine from Universities of Freibourg, Strasbourg and Basle; and a Diploma in Pharmaceutical Medicine from the Royal College of Physicians Faculty of Pharmaceutical Medicine.

David Thomson, Ph.D., J.D. has been our Corporate Vice President, General Counsel and Corporate Secretary since January 2002. Prior to joining us, he practiced corporate/commercial and securities law at the Toronto law firm of Davies Ward Phillips & Vineberg LLP from May 1999 through December 2001, except for a period from May to December 2000, when he served as Vice President, Business Development for CTL ImmunoTherapies Corp. From March 1994 to August 1996, Dr. Thomson held a post-doctoral position at the Rockefeller University, where he conducted medical research in the Laboratory of Neurophysiology. Dr. Thomson obtained his bachelor’s degree, master’s degree and Ph.D. degree from Queens University and obtained his J.D. degree from the University of Toronto.

Executive officers serve at the discretion of our Board of Directors. There are no family relationships between any of our directors and executive officers.

COMPENSATION OF DIRECTORS

Fees

Each of our non-employee directors receives an annual retainer of $25,000 for service on the Board of Directors. Each of our non-employee directors who serve as a committee chairman receives, in addition to the annual retainer, an additional retainer of $3,000 per year for his or her service as committee chairman and committee members receive an additional retainer of $2,000 per year; provided, however, the Audit Committee chairman’s additional retainer is $8,000 per year and each Audit Committee members’ additional retainer is $4,000 per year. Each of our non-employee directors also receives $2,000 for each meeting of the Board of Directors attended, and $750 for attending each meeting of any committee of the Board of Directors on which he or she serves. In the fiscal year ended December 31, 2008, the total compensation paid to non-employee directors was $336,050. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board of Directors meetings in accordance with Company policy.

Options

Each non-employee director of the Company also receives stock option grants under the 2004 Non-Employee Directors’ Stock Option Plan, or the Directors’ Plan. Only non-employee directors of the Company or an affiliate of such directors (as defined in the Code) are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are intended by the Company not to qualify as incentive stock options under the Code.

Option grants under the Directors’ Plan are non-discretionary. Pursuant to the terms of the Directors’ Plan, each of our non-employee directors automatically receives, and each person who is elected or appointed for the first time to be a non-employee director will automatically receive, on the date of his or her initial election or appointment to our Board of Directors, an option to purchase 30,000 shares of our common stock as an initial grant, or the Initial Option. On the date of each of our annual stockholder meetings, each non-employee director is automatically granted an option to purchase 10,000 shares of our common stock as an annual grant under the Directors’ Plan, or the Annual Option. However, if a non-employee director has not been serving as a non-employee director for the entire period beginning from the preceding annual stockholders meeting, then the number of shares subject to such Annual Option shall be reduced proportionately for each full quarter prior to the date of the Annual Option during which such person did not serve as a non-employee director. No other options may be granted at any time under the Directors’ Plan.

The exercise price of options granted under the Directors’ Plan cannot be less than 100% of the fair market value of the common stock subject to the option on the date of the option grant. Acceptable consideration for the purchase of our common stock issued under the Directors’ Plan will be determined by our Board of Directors and may include cash or common stock previously owned by the optionee or may be paid through a broker assisted exercise or net exercise feature. All Initial Options vest in equal annual installments over three years. All Annual Options vest monthly over a period of three years. An optionee whose service relationship with us or any of our affiliates, whether as a non-employee director or subsequently as an employee, director or consultant to either us or one of our affiliates, ceases for any reason may exercise options for the term provided in the option agreement to the extent the options were exercisable on the date of termination. The term of options granted under the Directors’ Plan is ten years.

Our Board of Directors will administer the Directors’ Plan, but the Board of Directors may delegate authority to administer the Directors’ Plan to a committee of one or more members of the board. The Board of Directors has broad discretion to interpret and administer the Directors’ Plan. Our Board of Directors may amend or terminate the Directors’ Plan at any time. However, some amendments will require stockholder approval and no amendment or termination may adversely affect a non-employee directors’ outstanding options without the non-employee directors’ written consent.

In the event of a merger of us with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving us, the option will terminate if not exercised prior to the consummation of the transaction, unless the surviving entity or acquiring corporation chooses to assume any stock options outstanding under the Directors’ Plan or substitute similar stock options for those outstanding under the plan. Our Board of Directors will make appropriate adjustments for a stock split, reverse stock split, stock dividend, combination or reclassification of the stock, or any other increase or decrease in the number of issued shares of common stock effected without our receipt of consideration.

Director Compensation Table

	Fees
	Earned or		Restricted
	Paid in	Option	Stock
	Cash	Awards	Awards	Total
Name	($)	($)(1)	($)(2)	($)

Abraham E. Cohen	$44,750	$76,084	$38,900	$159,734
Ronald Consiglio	58,550	76,084	38,900	173,534
Michael A. Friedman	42,750	76,084	38,900	157,734
Kent Kresa	51,250	76,084	38,900	166,234
David MacCallum	49,750	76,084	38,900	164,734
Heather Hay Murren(3)	42,250	76,084	38,900	157,234
Henry L. Nordhoff	46,750	76,084	38,900	161,734

(1)	These amounts reflect expense recognized by us in 2008. Reference Note 10 “Stock Award Plans” our financial statements for the period ended December 31, 2008, included in Part IV of our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 27, 2009, which identifies the assumptions made in the valuation of option awards in accordance with FAS 123R. All non-employee directors received a stock option to purchase 10,000 shares of our common stock upon re-election to the Board of Directors on May 22, 2008 and an additional grant of 22,000 options on August 13, 2008. Options granted to non-employee directors vest monthly over a period of three years. The exercise price per share represents the fair market value of such common stock on the date of each respective grant (based on the closing sales price reported on the Nasdaq Global Market on the date of grant). We have no consulting agreements with any of our directors pursuant to which stock awards were issued. As of December 31, 2008, our non-employee directors had option grants outstanding to purchase 529,500 shares of our common stock.

(2)	These amounts reflect expense recognized by us in 2008. Reference Note 10 “Stock Award Plans” our financial statements for the period ended December 31, 2008, included in Part IV of our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC on February 27, 2009, which identifies the assumptions made in the valuation of option awards in accordance with FAS 123R. All non-employee directors received restricted stock award grant of 10,000 shares on August 13, 2008. Restricted stock awards granted to non-employee directors vest annually over a period of three years. As of December 31, 2008, our non-employee directors had restricted stock grants outstanding to receive 60,000 shares of our common stock.

(3)	On December 1, 2008, Heather Hay Murren, resigned from the Board of Directors effective immediately given that, having re-assumed the role of Chief Executive Officer of the Nevada Cancer Institute, she anticipated that her increased duties would prevent her from continuing as a director.

EXECUTIVE COMPENSATION

Compensation Discussion And Analysis

We are pleased to present our report on executive compensation. The report’s objective is to assist our stockholders in understanding the objectives and procedures used by the Compensation Committee of our Board of Directors in establishing its recommendation to the Board of Directors regarding the compensation of our executive officers.

MannKind Corporation is a biopharmaceutical company focused on the discovery, development and commercialization of therapeutic products for diseases such as diabetes and cancer. Our compensation program is designed to attract and retain the individuals needed to support our business strategy and to allow us to compete effectively with pharmaceutical and biotechnology companies.

The Compensation Committee is responsible for establishing and administering our policies governing the compensation for our executive officers. The Compensation Committee is composed entirely of independent directors within the meaning of the applicable SEC and Nasdaq Stock Market rules. Hakan Edstrom, our President and Chief Operating Officer, is not a member of the Compensation Committee, but he regularly attends Compensation Committee meetings in order to provide valuable insight and guidance to the Compensation Committee. Similarly, Alfred Mann, our Chief Executive Officer and largest shareholder, is not a member of the Compensation Committee, but he periodically attends Compensation Committee meetings for the same purpose. The Compensation Committee responsibilities and duties are outlined in detail in the Compensation Committee charter, which is available on our website at www.mannkindcorp.com . A primary responsibility of the Compensation Committee is to make recommendations regarding the compensation for our executive officers, including the determination and confirmation of annual corporate goal achievement for purposes of awarding bonuses, to the full Board of Directors for its approval. The Compensation Committee engages outside consulting firms to assist in developing compensation levels and practices and to provide external market data. For certain compensation decisions made in 2008 and more recently, the Compensation Committee received support from Mercer Consulting.

The Compensation Committee meets outside the presence of all of our executive officers, including the named executive officers, in order to consider the appropriate compensation for our chief executive officer. For all other named executive officers, the Compensation Committee meets outside the presence of all executive officers except our chief executive officer. The annual performance reviews of our executive officers are considered by the Compensation Committee when making decisions regarding base salary, targets for and payments under our bonus plan and grants of equity incentive awards. When making recommendations regarding individual executive officers, the Compensation Committee considers the importance of the position to us, the past salary history of the executive officer and the contributions we expect the executive officer to make to the success of our business.

Compensation Philosophy and Objectives

The Compensation Committee oversees our executive compensation within the context of a compensation philosophy. This philosophy is to provide compensation and benefits programs designed to attract, motivate, and retain a high caliber workforce that enables us to compete with companies in the pharmaceutical and biotechnology industries and to reward individual and corporate performance.

We believe that a well-designed compensation program for our executive officers should:

•	align the goals of the executive officer with the goals of the stockholders;

•	recognize individual initiative, effort and achievement;

•	provide total compensation that enables us to compete with companies in the pharmaceutical and biotechnology industries; and

•	align compensation with our short-term and long-term corporate objectives and strategy, focusing executive officer behavior on the fulfillment of those objectives.

In keeping with this philosophy, our executive compensation program is designed to achieve the following objectives:

•	attract and retain talented and experienced executives;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	retain executives and employees who are instrumental in accomplishing our corporate objectives;

•	align the interests of our executives and stockholders by motivating executives to increase stockholder value and rewarding executives when stockholder value increases;

•	provide a competitive compensation package which is weighted towards pay-for-performance, and in which total compensation is primarily determined by the company’s and the individual’s achievement of results;

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

•	foster a shared commitment among executives by aligning the company’s and their individual goals; and

•	compensate our executives to manage our business to meet our long-term objectives.

We utilize the following principles to guide compensation decisions:

Competitive Market Assessment:

The Compensation Committee regularly reviews competitive market data to determine if our compensation levels remain at targeted levels and our pay practices are appropriate. These assessments include a review of base salary, annual incentives, and long-term incentives. These components are evaluated against a group of peer companies as well as industry specific and general published survey compensation data. Specifically, we utilized the Radford Global Life Sciences Executive Survey, the SIRS Executive Compensation Survey and the Salary.com CompAnalyst Executive Survey. Since 2007, the Compensation Committee has engaged Mercer Consulting to benchmark the compensation levels of eight executive positions relative to a group of peer companies.

In addition to the elements described above, the Compensation Committee also considered the broader economic conditions currently affecting the United States and other major countries. In light of these circumstances, the Compensation Committee determined that it was appropriate to accept a recommendation from management that all 2009 salaries and wages, including those of named executive officers, be held at 2008 levels.

Peer Group:

In the past, we have developed a peer group for benchmarking purposes, by considering companies in a similar industry and of a similar size in terms of revenue and number of employees. Typically, our peer group was selected to consist equally of (i) companies with zero revenue, (ii) companies with revenue between $0 and $1B and (iii) companies with revenue between $1 and $3B. All companies are either biotechnology or pharmaceutical companies. Companies were selected with various revenue sizes because we are recruiting from and competing for executive with companies that are generating revenue. For 2008, the primary peer group of companies for pay comparison purposes included:

Atherogenics, Inc.	Favrille Inc.
Barr Pharmaceuticals, Inc.	Genitope Corp.
Biogen Idec, Inc.	Genzyme Corp.
Biomarin Pharmaceutical, Inc.	Nektar Therapeutics
Cephalon, Inc.	Tercica, Inc.
CV Therapeutics, Inc.	Theravance, Inc.

In addition, we monitored the executive compensation for three additional companies with which we compete for executives. However, since these three companies have significantly larger revenue than us, they are not included in the peer group: Amgen Inc., Genentech Inc., and Schering-Plough Corporation.

In light of our decision to hold salaries and wages at 2008 levels, we have not updated the peer group for 2009.

Market Positioning:

The Compensation Committee reviews executive compensation at least annually, establishes competitive compensation levels using competitive market data and designs the compensation program to provide pay commensurate with individual and corporate performance. We normally position total compensation levels for executives at the 60th percentile of our peer group; however, compensation may fall above or below this level under a range of circumstances, such as individual performance, tenure with the company or retention concerns. We supplement the peer group data with the survey data described above.

We believe our executive compensation packages are reasonable when considering our business strategy, the revenue potential of our business, our compensation philosophy and the competitive market pay data.

In addition to the factors listed above, we also consider, among other things:

•	our business need for the executive officer’s skills;

•	the contributions that the executive officer has made or we believe will make to our success;

•	the transferability of the executive officer’s managerial skills to other potential employers; and

•	the relevance of the executive officer’s experience to other potential employers, particularly in the pharmaceutical and biotechnology industries

Pay-for-Performance:

Our executive compensation program emphasizes pay-for-performance. The compensation package for our executive officers includes both cash and equity incentive plans that align an executive’s compensation with our short-term and long-term performance goals and objectives.

The annual cash incentive awards under our bonus plan are intended to compensate our executive officers for achieving our annual goals at the corporate level and for achieving individual annual performance objectives. The goals for our company and individual measures are established so that target attainment is not assured. The attainment of payment for performance at or above target levels requires significant effort on the part of our executives. Long-term equity incentives are intended to reward executives for growth in shareholder value. Additional details of the plan are described below under “Bonus Plan” and “Long-Term Incentives”.

Compensation Components

In order to provide a total compensation package that is tied to shareholder value creation and the achievement of strategic corporate goals, our executive compensation package is comprised of several components. These components are designed to work together to create a balanced approach to compensation, rewarding both short-term and long-term performance and fostering sufficient retentive effect to secure the services of our executive officer while we execute on our plans. Currently, our compensation structure for executive officers includes a combination of base salary, bonus, stock options and restricted stock awards, 401(k), medical and other benefits, severance and change in control and other post termination provisions. Each component is described in further detail below.

Base Salary

Base salaries are designed to provide compensation for day-to-day management of the Company assuming acceptable levels of performance. This component is designed to provide consistent and steady cash flow for the executive and represents only a portion of total compensation. Salary levels are based primarily upon the competitive market for the executive officers’ services as determined through comparisons with peer companies and survey data. Base salaries for our executives are intended to fall at the median of the competitive market. Individual performance, responsibility, and the importance of each role in our organization can also impact base salary levels.

Bonus Plan

The annual cash incentive awards under our bonus plan are intended to compensate our executive officers for achieving our annual goals at the corporate level and for achieving individual annual performance objectives. For 2008, the corporate goals were based on achievement of certain operational goals. Because we are still in the process of developing our proprietary products and have not yet brought any such products to market, the use of traditional performance standards, such as profit levels and return on equity, are not appropriate in our evaluation of executive officer performance.

Each eligible position, including the executive officers, is assigned a target bonus opportunity expressed as a percentage of base salary, which reflects market competitive levels. Target bonus opportunities are generally positioned at the 50th percentile of the market. For Mr. Mann, the target bonus opportunity for 2008 was 50% of base salary. The target bonuses for the other named executive officers for 2008 were as follows: Mr. Edstrom, 50%; Mr. Pfeffer, 35%; Dr. Richardson, 40%; and Dr. Martens, 35%. Payments of target bonuses are not guaranteed and are subject to funding and corporate and individual performance.

Our bonus plan was funded based on the achievement of overall corporate goals, based on a careful review by the Compensation Committee of the accomplishments of the Company during the previous year. For 2008, the annual incentive awards of our named executive officers were determined solely by performance against corporate objectives.

The corporate objectives for 2008, their relative weight and the achievement levels for each were as follows:

Objective	Weight	Score

Prepare a high quality NDA for AFRESA	30%	100%
Determine the commercialization strategy for AFRESA	40%	95%
Complete the Danbury manufacturing facility	20%	150%
Expand the Company’s pipeline of product opportunities	10%	125%

As a result, the Compensation Committee determined that the Company achieved 110% of the corporate goals for 2008. Accordingly, for 2008, each of the named executive officers will receive a bonus payment that represents 110% of his target award.

Long-Term Incentives

In order to provide a significant retention incentive and to ensure a strong link to the long-term interests of shareholders, we provide a portion of our total compensation in the form of equity compensation — specifically, stock options and restricted stock units. Executive officers, as well as all full-time employees, are eligible to receive awards at the discretion of the Compensation Committee. Equity awards are granted under the 2004 Equity Incentive Plan, or the Plan, which is administered by the Compensation Committee.

In 2007, we adopted annual and new hire equity grant guidelines that formed the baseline for the number of awards granted to each executive. In developing these guidelines, the Compensation Committee utilized published surveys and peer compensation information to determine an appropriate and competitive annual award value. This value also took into consideration historical grant practices, internal pay equity, and share dilution. The intended award value was then split between stock options and restricted stock units. The guidelines for executive officers seek to deliver approximately 75% of the award value in stock options and 25% of the award value in restricted stock units. We believe this mix of equity aligns with the interests of stockholders and encourages both stock price growth and retention. The majority of equity compensation is delivered in stock options, which have no intrinsic value unless the stock price appreciates. Awards of restricted stock units foster equity ownership and encourage retention. Restricted stock units also require fewer shares than an equivalent grant value in stock options. We target equity compensation at the median of the competitive market.

Our policy with regard to the timing of grants of equity compensation is to issue equity awards in the form of options and restricted stock units in connection with an employee’s hire date, or promotion date as well as in connection with an annual grant of equity awards that generally occurs in August of each year. All employee grants are approved by the Compensation Committee at its regularly scheduled quarterly meeting with the grant date on or after the approval date. The timing of grant dates is not based on any favorable or unfavorable non-public information anticipated to be disclosed at a later date. All stock option awards are granted with an exercise price equal to the closing sale price of our common stock on the Nasdaq Global Market on the date of grant.

Stock options typically vest over a four-year period, with a one-year cliff for 25% of the award and 1/48 of the award vesting monthly thereafter. Options expire ten years from the date of grant. Awards of restricted stock units vest 25% per year over four years. The vesting of all awards ceases when an employee leaves our employ.

The named executive officers received awards in August 2008 that vest on a time basis as part of the annual grants of equity awards. These awards were made in accordance with the guidelines adopted by the Compensation Committee.

In February 2008, the Compensation Committee recommended to the Board of Directors and the Board of Directors authorized the Compensation Committee to grant a specified number of restricted stock units to the majority of our employees, including executives. This proposal was designed to encourage employee retention during a busy and critical period for us. A total of 1,678,674 restricted stock units were granted. All units remain unvested until June 30, 2009, at which point they will fully vest.

On July 9, 2008, we announced an Offer to Exchange Outstanding Options to Purchase Common Stock, or the Offer, under which we offered eligible employees, including our named executive officers, the opportunity to exchange up to an aggregate of 5,417,840 shares underlying of their out-of-the money stock options, on a grant by grant basis, for a reduced number of restricted stock units that vest according to the following vesting schedule: 50% on August 1, 2009, 25% on February 1, 2010, and 25% on August 1, 2010. Eligible options consisted of outstanding stock options under the Plan that had an exercise price equal to or greater than $7.00 per share. Eligible employees included all persons employed by us as of the Offer date and excluded members of the Board of Directors who were not our employees. Additionally, the Offer permitted eligible options that were subject to performance-based vesting to be exchanged for restricted stock units that vest in three installments as follows: 20% upon the acceptance by the FDA of a filing of an NDA for AFRESA, 30% upon approval from the FDA to market AFRESA and 50% upon the first commercial sale of AFRESA. The Offer expired on August 6, 2008. Pursuant to the Offer, we accepted for exchange options to purchase an aggregate of 4,493,509 shares of our common stock from 322 eligible participants, representing 83% of the shares subject to options that were eligible to be exchanged in the Offer.

Other Benefits

We provide a competitive benefits package to all full-time employees, which includes health and welfare benefits, such as medical, dental, vision care, life insurance benefits, and a 401(k) savings plan. Executives, including the named executive officers, receive additional benefits, including additional life insurance, as well as short-term and long-term disability insurance.

In November 2008, the Compensation Committee approved a benefit that would make our medical plans available to executives who retire from employment with us after reaching age 65 or early (age 55 — 64). Early retiring executives would be able to access all of the Aetna plans currently offered to active employees and the Aetna Premium PPO plan would be available to retirees age 65 and over as a supplement to Medicare coverage. The premiums for these plans will be paid 100% by the retiring executive.

In 2008, our executive officers also received an automobile allowance of $1,000 per month. Mr. Edstrom received an automobile allowance of $1,300 per month. Mr. Mann received no automobile allowance in 2008. We have no other structured perquisite benefits (e.g. club memberships or financial planning services) for any executive officer, including the named executive officers, and we currently do not provide any deferred compensation programs or supplemental pensions to any executive officer, including the named executive officers.

Employee Stock Purchase Plan

In order to encourage stock ownership and provide greater incentives to contribute to our success at all levels, we provide all employees, including executive officers, the ability to purchase our common stock at a discount. The plan is designed to comply with section 423 of the Internal Revenue Code and provides all employees with the opportunity to purchase up to $25,000 of common stock annually at a purchase price that is the lower of 85% of the fair market value of the common stock on either the date of purchase or the commencement of the offering period. The executive’s rights under the employee stock purchase plan are identical to those of all other employees.

Severance Provisions

We have entered into severance agreements with our executives, including each of the named executive officers other than Mr. Mann, in order to ensure that we have the continued dedication of such executives and in order to provide such executives with reasonable compensation and benefit arrangements in the event of termination of their employment. We believe that it is imperative to diminish any distraction of our executives arising from the personal uncertainty and insecurity that arises in the absence of any assurance of job security, thereby allowing executives to focus on corporate objectives and strategy. The terms of these agreements and amounts that may be realized are detailed under the heading “Potential Payments Upon Termination Or Change Of Control.”

Change in Control Provisions

We have entered into change of control agreements with our executives, including each of the named executive officers other than Mr. Mann, in order to ensure that we have the continued dedication of such executives and in order to provide such executives with reasonable compensation and benefit arrangements in the event of termination of their employment following a change of control. We believe that it is imperative to diminish any distraction of our executives arising from the personal uncertainty and insecurity that arises in the absence of any assurance of job security, thereby allowing executives to focus on corporate objectives and strategy. The terms of these agreements and amounts that may be realized are detailed under the heading “Potential Payments Upon Termination Or Change of Control.”

Summary Compensation Table

The following table includes information concerning compensation received for the fiscal years ended December 31, 2008, 2007 and 2006, by our named executive officers:

			Restricted		Non-Equity
			Stock	Option	Incentive	All Other
Name and Principal		Salary	Awards	Awards	Compensation	Compensation		Total
Position	Year	($)(1)	($)	($)(2)	($)(3)	($)(4)		($)

Alfred E. Mann
Chief Executive Officer and Chairman of the Board of Directors	2008	$743,077	$1,980,495	$212,678	$408,692	$6,594	(5)	$3,351,536
	2007	$449,231	$707,000	$863,308	$240,339	$5,591		$2,265,469
	2006	$409,615	$746,863	$1,248,740	$184,327	$2,240		$2,591,785
Matthew J. Pfeffer(6)
Corporate Vice President and Chief Financial Officer	2008	$235,577	$14,827	$48,657	$90,697	$184,468	(7)	$574,226

Hakan S. Edstrom
President, Chief Operating Officer and Director	2008	$583,269	$1,822,018	$83,285	$296,048	$24,753	(8)	$2,809,373
	2007	$449,231	$412,347	$1,002,956	$240,339	$30,639		$2,135,512
	2006	$409,615	$418,702	$905,098	$184,327	$25,508		$1,943,250
Dr. Peter Richardson
Corporate Vice President, Chief Scientific Officer	2008	$377,585	$728,197	$25,238	$166,137	$15,239	(9)	$1,312,396
	2007	$359,423	$205,103	$179,070	$161,231	$13,095		$917,922
Juergen A. Martens, Ph.D.
Corporate Vice President, Chief Technical Officer	2008	$323,577	$661,601	$25,238	$124,577	$21,849	(10)	$1,156,842

(1)	Includes amounts earned but deferred at the election of the named executive officer, such as salary deferrals under our 401(k) Plan established under Section 401(k) of the Code.

(2)	Reference Note 10 “Stock Award Plans” in Part IV, Item 15 of our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 27, 2009, which identifies the assumptions made in the valuation of option awards in accordance with FAS 123R.

(3)	Non-Equity Incentive Plan compensation is based on individual performance in the achievement of corporate objectives. Performance is compared to these objectives annually. For 2008, the amounts represent what was earned by each of the named executive officers scheduled to be paid in March 2009.

(4)	Amounts include employer contributions credited under our 401(k) Plan and the incremental cost of perquisites received by the named executive officers. Under the 401(k) Plan, which is open to substantially all of our employees, we make matching contributions based on each participant’s voluntary salary deferrals, subject to plan and limits of the Code.

(5)	Includes $6,594 in medical benefits.

(6)	Effective April 21, 2008, Matthew J. Pfeffer was appointed to the position of Corporate Vice President and Chief Financial Officer. Mr. Pfeffer’s 2008 annual salary was $350,000.

(7)	Includes $7,269 in auto allowance, $174,765 in reimbursed relocation expenses and $2,434 in contributions under the 401(k) Plan.

(8)	Includes $15,600 in auto allowance, $2,841 in medical benefits, $250 in airline club and $6,062 in contributions under the 401(k) Plan.

(9)	Includes $11,972 in auto allowance, $497 in medical benefits, $350 in airline club and $2,420 in contributions under the 401(k) Plan.

(10)	Includes $11,972 in auto allowance, $3,800 in medical benefits, $300 in airline club and $5,777 in contributions under the 401(k) Plan.

Grants of Plan-Based Awards

We grant options and restricted stock units to our employees, including the named executive officers, under the Plan. All options granted to our named executive officers are nonstatutory stock options that do not qualify as incentive stock options within the meaning of Section 422 of the Code. As of December 31, 2008, 5,591,101 options and 5,947,408 restricted stock units were outstanding under the Plan and an additional 2,048,783 shares of common stock were available for issuance under the Plan. Options expire ten years from date of grant.

The exercise price per share of each option granted to our named executive officers was equal to the fair market value on the date of the grant. The exercise price is payable in cash, shares of our common stock previously owned by the optionee or pursuant to the net exercise of the option.

The following table summarizes option grants to the named executive officers during the fiscal year ended December 31, 2008, and the value of the underlying securities held by each of these individuals at December 31, 2008. No stock appreciation rights covering our common stock were granted to any named executive officer in 2008.

Grants of Plan-Based Awards in Fiscal 2008

		Equity		All Other	Exercise
		Incentive	All Other	Option Awards:	or Base
		Plan Awards	Stock Awards:	Number of	Price of
		Number of	Number of	Securities	Options	Market
		Shares of	Shares of	Underlying	Awards	Price on
	Grant	Stock or Units (1)	Stock or Units (2)	Options (3)	Options	Grant
Name	Date	(#)	(#)	(#)	($/Sh)	Date

Alfred E. Mann	2/6/2008		163,568		—	$7.44
	8/6/2008		166,500		—	$4.23
	8/13/2008			430,000	$3.89	$3.89
Matthew J. Pfeffer	4/28/2008			20,300	$2.86	$2.86
	4/28/2008	120,000			$2.86	$2.86
	4/28/2008	30,000			—	$2.86
	4/28/2008		4,500		—	$2.86
	8/13/2008			40,000	$3.89	$3.89
Hakan S. Edstrom	2/6/2008		124,575		—	$7.44
	8/6/2008		249,150		—	$4.23
	8/13/2008			330,000	$3.89	$3.89
Dr. Peter Richardson	2/6/2008		52,750		—	$7.44
	8/6/2008		45,500		—	$4.23
	8/6/2008	60,000			—	$4.23
	8/13/2008			100,000	$3.89	$3.89
Juergen A. Martens, Ph.D.	2/6/2008		52,675		—	$7.44
	8/6/2008		45,350		—	$4.23
	8/6/2008	60,000			—	$4.23
	8/13/2008			100,000	$3.89	$3.89

(1)	Performance-based awards vest upon achieving three pre-determined performance milestones which are expected to occur over periods ranging from 27 months to 42 months.

(2)	Restricted stock awards vest annually over a four-year period, with the exception of awards issued as a result of the stock option exchange on August 6, 2008, which will vest 50% on August 1, 2009, 25% on February 1, 2010 and 25% on August 1, 2010.

(3)	The options have exercise prices equal to the fair market value of our common stock on the date of grant, vest over a four-year period with a one-year cliff vesting monthly thereafter and expire ten years from the date of grant. Vesting ceases should the executive officer leave our employ.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards at December 31, 2008 granted to each of our named executive officers.

						Stock Awards
	Option Awards								Equity Incentive
			Equity Incentive					Equity Incentive	Plan Awards:
			Plan Awards:					Plan Awards:	Market or
	Number of	Number of	Number of					Number of	Payout Value of
	Securities	Securities	Securities					Unearned Shares,	Unearned Shares,
	Underlying	Underlying	Underlying			Number of	Market Value	Units or Other	Units or Other
	Unexercised	Unexercised	Unexercised	Option		Shares or Units	of Shares or Units	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	of Stock That	of Stock That	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Have Not Vested	Have not Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)

Alfred E. Mann	167,638	—		25.23	2/26/2012
	73,333	—		25.23	4/30/2012
	26,766	53,534		9.22	8/15/2017
	—	430,000		3.89	8/13/2018	388,056	1,331,032	—	—
Matthew J. Pfeffer	—	20,300		2.86	4/28/2018
	—	40,000		3.89	8/13/2018
			120,000	2.86	4/28/2018
						4,500	15,435	30,000	102,900
Hakan S. Edstrom	—	330,000		3.89	8/13/2018
						415,469	1,425,059	—	—
Dr. Peter Richardson	—	100,000		3.89	8/13/2018
						122,334	419,606	90,000	308,700
Juergen A. Martens, Ph.D.	—	100,000		3.89	8/13/2018
						112,725	386,647	90,000	308,700

Option Exercises and Stock Vested

The following table contains information relating to the exercise of options by the named executive officers during the fiscal year ended December 31, 2008.

Options Exercises and Stock Vested in Fiscal 2008

	Option Awards(1)		Stock Awards(2)
	Number of	Value	Number of	Value
	Shares Acquired	Realized on	Shares Acquired	Realized on
	on Exercise	Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)

Alfred E. Mann	—	—	45,506	153,712
Matthew J. Pfeffer	—	—	—	—
Hakan S. Edstrom	—	—	29,261	99,941
Dr. Peter Richardson	—	—	3,875	14,613
Juergen A. Martens, Ph.D.	—	—	5,850	30,765

(1)	All options were granted under our 2004 Equity Incentive Plan.

(2)	Stock awards acquired on vesting represent restricted stock awards that vest annually over a four-year period.

Potential Payments Upon Termination or Change of Control

Estimated Potential Payments

The table below sets forth the estimated current value of payments and benefits to each of the named executive officers upon termination or change of control. The amounts shown assume that the triggering event occurred on December 31, 2008 and do not include other benefits earned during the term of the named executive officer’s employment that are available to all salaried employees, such as accrued vacation and benefits paid by insurance providers under life and disability policies.

		Triggering Event
			Change in
		Termination	Control
		($)	($)

Alfred E. Mann(1)	Lump sum cash severance payment	$—	$—
	Continuing health and welfare benefits(2)	—	—
	Value of extending exercisability term of stock options(3)	—	—
	Intrinsic value of accelerated unvested stock options(4)	—	—

	Total	$—	$—

Matthew J. Pfeffer	Lump sum cash severance payment	$647,500	$708,750
	Continuing health and welfare benefits(2)	26,392	26,392
	Value of extending exercisability term of stock options(3)	—	—
	Intrinsic value of accelerated unvested stock options(4)	79,971	79,971

	Total	$753,863	$815,113

Hakan S. Edstrom	Lump sum cash severance payment	$1,041,556	$1,157,333
	Continuing health and welfare benefits(2)	17,911	17,911
	Value of extending exercisability term of stock options(3)	—	—
	Intrinsic value of accelerated unvested stock options(4)	—	—

	Total	$1,059,467	$1,175,244

Dr. Peter Richardson	Lump sum cash severance payment	$723,216	$801,324
	Continuing health and welfare benefits(2)	32,810	32,810
	Value of extending exercisability term of stock options(3)	—	—
	Intrinsic value of accelerated unvested stock options(4)	—	—

	Total	$756,026	$834,134

Juergen A. Martens, Ph.D.	Lump sum cash severance payment	658,805	718,208
	Continuing health and welfare benefits(2)	32,810	32,810
	Value of extending exercisability term of stock options(3)	—	—
	Intrinsic value of accelerated unvested stock options(4)	—	—

	Total	$691,615	$751,018

(1)	We have entered into severance and change of control agreements with our executives, including each of the named executive officers other than Mr. Mann. Accordingly, there are no potential payments to Mr. Mann upon termination or change of control.

(2)	Represents the estimated cost of providing or paying for continuing medical and dental coverage for 18 months. The amounts for medical and dental insurance coverage are based on rates charged to our employees for post-employment coverage provided in accordance with the Consolidated Omnibus Reconciliation Act of 1985, or COBRA.

(3)	Represents the fair value of the stock options held by the named executive officer that would be exercisable for a period ending on the earlier of 18 months following the triggering event or the end of the original term of the option.

(4)	Per SEC rules, the intrinsic value of accelerated unvested stock options shown in the table above was calculated using the closing price of our common stock on December 31, 2008 ($3.43). The intrinsic value is the aggregate spread between $3.43 and the exercise price of the accelerated options, if less than $3.43.

Executive Severance Agreements

We have entered into executive severance agreements with Messrs. Edstrom and Pfeffer, Drs. Richardson, Martens, and Thomson, and Ms. Palumbo. Each agreement is for a period of two years and will be automatically renewed for additional one-year periods unless either party gives notice to terminate the agreement at least 90 days prior to the end of its initial term or any subsequent term.

The agreements provide that each executive is an “at will” employee and that his employment with us may be terminated at any time by the employee or us. Under the agreements, in the event we terminate an executive’s employment without cause (as defined below) or the employee terminates his employment with us for good reason (as defined below), the employee is generally entitled to receive the following:

•	the portion of the employee’s annual base salary earned through the termination date that was not paid prior to his termination, if any;

•	on the condition the employee executes a general release and settlement agreement, or release, in favor of us, the employee’s annual base salary on the date of termination for a period of 18 months following his termination, subject to certain limitations;

•	on the condition the employee executes a release, an amount equal to the average annual bonus received by the employee for the three years prior to his termination (or the prior period up to three years during which the employee was one of our executive officers and received a bonus);

•	in the event the employee met the performance criteria for earning an annual bonus prior to his termination, a portion of the annual bonus earned for the year based on the number of days worked during the year;

•	any compensation previously deferred by the employee and any accrued paid time-off that the employee is entitled to under our policy; and

•	on the condition the employee executes a release, health insurance and, under certain circumstances, life, disability and other insurance benefits for a period expiring on the earlier of 18 months following his termination or until he qualifies for related benefits from another employer.

In addition, the executive severance agreements provide that, on the condition the employee executes a release, each vested stock option held by the employee on the date of termination will be exercisable for a period ending on the earlier of 18 months following that date or the end of the original term of the option.

Under the agreements, an employee may be terminated for cause if he, among other things:

•	refuses to carry out or satisfactorily perform any of his lawful duties or any lawful instruction of our Board of Directors or senior management;

•	violates any local, state or federal law involving the commission of a crime other than a minor traffic offense;

•	is grossly negligent, engages in willful misconduct or breaches a fiduciary obligation to us;

•	engages in any act that materially compromises his reputation or ability to represent us with investors, customers or the public; or

•	reaches a mandatory retirement age established by us.

Under the agreements, good reason includes, among other things:

•	a reduction of the executive’s annual base salary to a level below his salary as of October 10, 2007 (April 21, 2008 in the case of Mr. Pfeffer);

•	a material diminution in the executive’s position, authority, duties or responsibilities with us, subject to certain limitations;

•	an order by us to relocate the executive to an office located more than 50 miles from the executive’s current residence and worksite;

•	any non-renewal of the executive severance agreement by us, on the condition that the executive may terminate the agreement for good reason only during the 30-day period after he receives notice from us that we intend to terminate the agreement; and

•	any material violation of the executive severance agreement by us.

Under the agreements, an employee must inform us if he intends to terminate his agreement for good reason. We have 30 days from the date we receive notice of the employee’s intent to terminate the agreement for good reason to cure the default.

Transition Agreement with Mr. Anderson

On December 20, 2007, we entered into an agreement with Mr. Anderson setting forth the terms of Mr. Anderson’s transition to the position of Corporate Vice President — Office of the Chairman, which commenced on April 1, 2008 and terminated upon his death on March 22, 2009. In this new position, Mr. Anderson reported to Hakan Edstrom, our President and Chief Operating Officer, and worked not less than 75% of a full-time schedule, for which Mr. Anderson was paid a salary equal to 75% of his salary in effect immediately prior to his transition to the new position. Mr. Anderson was eligible for a 2008 year-end bonus that was proportionately adjusted to reflect the total salary paid to him during the year (as a percentage of the total salary that would have been paid to him if he had not transitioned to the new position).

Under the agreement, upon Mr. Anderson’s death, we are required to pay Mr. Anderson’s family (i) an amount equal to the salary that he would have been paid had he worked until March 31, 2009, (ii) an amount equal to the average bonus paid or payable to Mr. Anderson for the three years preceding the year of his death, and (iii) the premiums on the health insurance and additional health coverage for his family members until March 31, 2009.

Change of Control Agreements

We have entered into change of control agreements with Messrs. Edstrom and Pfeffer, Drs. Richardson, Martens, and Thomson, and Ms. Palumbo. Each agreement is for a period of two years and will be automatically renewed for additional one-year periods unless either party gives notice to terminate the agreement at least 90 days prior to the end of its initial term or any subsequent term.

Under the agreements, a change of control will be deemed to occur upon:

•	any transaction that results in a person or group acquiring beneficial ownership of 50% or more of our voting stock, other than us, one of our employee benefit plans, Mr. Mann or any other entity in which Mr. Mann holds a majority of the beneficial interests;

•	any merger, consolidation or reorganization of us in which our stockholders immediately prior to the transaction hold less than 50% of the voting power of the surviving entity following the transaction, subject to certain limitations;

•	any transaction in which we sell all or substantially all of our assets, subject to certain limitations;

•	our liquidation; or

•	any reorganization of our Board of Directors in which our incumbent directors (as defined in the agreements) cease for any reason to constitute a majority of the members of our board.

The agreements provide that in the event of a change of control, the employee is generally entitled to maintain the same position, authority and responsibilities held before the change of control, as well as the following compensation and benefits during the period ending on the earlier of 24 months following the change of control or the termination of his employment with us:

•	his annual base salary in an amount equal or greater to his annual salary as of the date the change of control occurs;

•	an annual bonus in an amount equal to the average annual bonus received by him for the three years prior to his termination (or the prior period up to three years during which he was one of our executive officers and received a bonus);

•	medical, dental and other insurance, and any other benefits we may offer to our executives; and

•	prompt reimbursement for all reasonable employment expenses incurred by him in accordance with our policies and procedures.

Under the change of control agreements, we may terminate an executive with or without cause (as defined below) and the executive may terminate his employment with us for good reason (as defined below) or any reason at any time during the 2-year period following a change of control. In the event we terminate an executive without cause or an executive terminates his employment with us for good reason, he is generally entitled to receive the following:

•	the portion of his annual base salary earned through the termination date that was not paid prior to his termination, if any;

•	on the condition the employee executes a release, the employee’s annual base salary on the date of termination for a period of 18 months following his termination, subject to certain limitations;

•	on the condition the employee executes a release, an amount equal to 150% of his average annual bonus received by the employee for the three years prior to his termination (or the prior period up to three years during which the employee was one of our executive officers and received a bonus);

•	in the event the employee met the performance criteria for earning an annual bonus prior to his termination, a portion of the annual bonus earned for the year based on the number of days worked during the year;

•	any compensation previously deferred by the employee and any accrued paid time-off that the employee is entitled to under our policy; and

•	on the condition the employee executes a release, health insurance and, under certain circumstances, life, disability and other insurance benefits for a period expiring on the earlier of 18 months following his termination or until he qualifies for related benefits from another employer.

In addition, the agreements provide that, on the condition the employee executes a release, each option to purchase shares of our common stock held by him as of the termination date will become fully vested and exercisable at any point during the term of the option, subject to certain limitations.

Under the agreements, in the event we terminate an employee with cause or an employee terminates his employment with us without good reason, his agreement will terminate without any further obligation to either party.

The change of control agreements provide that an employee may be terminated for cause if he, among other things:

•	refuses to carry out or satisfactorily perform any of his lawful duties or any lawful instruction of our Board of Directors or senior management;

•	violates any local, state or federal law involving the commission of a crime other than a minor traffic offense;

•	is grossly negligent, engages in willful misconduct or breaches a fiduciary obligation to us;

•	engages in any act that materially compromises his reputation or ability to represent us with investors, customers or the public; or

•	reaches a mandatory retirement age established by us before a change of control occurs.

Under the agreements, good reason includes, among other things:

•	a failure by us to make all compensation payments and provide all insurance and related benefits to the employee required under the agreement during his employment following a change of control, subject to certain limitations;

•	a material diminution in the employee’s position, authority, duties or responsibilities with us;

•	an order by us to relocate the employee to an office located more than 50 miles from the employee’s current residence and worksite;

•	any non-renewal of the change of control agreement by us, on the condition that the employee may terminate the agreement for good reason only during the 30-day period after he receives notice from us that we intend to terminate the agreement; and

•	any material violation of the change of control agreement by us.

Under the change of control agreements, an employee must inform us if he intends to terminate his agreement for good reason. We have 30 days from the date we receive notice of the employee’s intent to terminate the agreement for good reason to cure the default.

The executive and change of control agreements provide that in the event an executive becomes entitled to benefits under both agreements, compensation payments and other benefits will be coordinated to ensure the executive is entitled to receive the benefits described above without duplicating coverage.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2008.

Equity Compensation Plan Information

				Number of Securities
				Remaining Available for
	Number of Securities to be		Weighted-Average	Issuance Under Equity
	Issued Upon Exercise of		Exercise Price of	Compensation Plans
	Outstanding Options,		Outstanding Options,	(Excluding Securities
	Warrants and Rights		Warrants and Rights	Reflected in Column (a)
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by security holders	11,270,222		$2.91	3,026,271	(1)
Equity compensation plans not approved by security holders	268,287	(2)	$23.06	—

Total	11,538,509			3,026,271

(1)	Includes 2,048,783 shares available for issuance under the Plan and 977,488 shares available for purchase under our 2004 Employee Stock Purchase Plan. On the first day of each calendar year, for a period of ten years beginning on January 1, 2005, the share reserve under our 2004 Employee Stock Purchase Plan will automatically increase by the lesser of 700,000 shares or 1% of the total number of shares of our common stock outstanding on that date, or by an amount to be determined by our Board of Directors. On January 1, 2009, the available shares for purchase under our 2004 Employee Stock Purchase Plan was increased by 700,000 shares.

(2)	Includes options to purchase 27,315 shares under the AlleCure Corp. 2000 Stock Option and Stock Plan and the CTL ImmunoTherapies Corp. 2000 Stock Option and Stock Plan granted to employees and options to purchase 240,972 shares granted to Mr. Mann outside of our plans. Mr. Mann’s options have the same terms as those granted under the Plan, described elsewhere in this proxy statement, and have an exercise price of $25.23 per share. All of these options were exercisable as of December 31, 2008.

The equity compensation plans that were in effect as of December 31, 2008 and that were adopted without the approval of our security holders are the AlleCure Corp. 2000 Stock Option and Stock Plan and the CTL ImmunoTherapies Corp. 2000 Stock Option and Stock Plan. The material terms of these plans are described below.

AlleCure Corp. 2000 Stock Option and Stock Plan and CTL ImmunoTherapies Corp. 2000 Stock Option and Stock Plan

In connection with the acquisition by us of AlleCure Corp. and CTL ImmunoTherapies Corp. on December 12, 2001, we assumed all of the outstanding options granted under the AlleCure Corp. 2000 Stock Option and Stock Plan, or the AlleCure plan, and the CTL ImmunoTherapies Corp. 2000 Stock Option and Stock Plan, or the CTL plan. Subsequent to the acquisition, these options were adjusted to cover shares of our common stock at the exchange ratios set forth in the applicable merger agreements. As of December 31, 2007, options to purchase an aggregate of 34,296 shares of our common stock under the AlleCure plan and the CTL plan were outstanding. The AlleCure plan and CTL plan were terminated and we will not grant additional equity awards under the AlleCure plan or the CTL plan, which we collectively refer to as the 2000 plans.

Share reserve.  Except with respect to the outstanding options referenced above, no shares of our common stock remain reserved or available for issuance under the 2000 plans.

Administration.  Pursuant to the merger, our Board of Directors administers the 2000 plans, but the Board of Directors may delegate authority to administer the 2000 plans to a committee that complies with applicable law. Our Board of Directors has broad authority to administer the 2000 plans.

Eligibility of awards.  The 2000 plans provided for the grant of ISOs, NSOs and stock purchase rights to employees, directors and consultants.

Stock options.  Stock options were granted under the 2000 plans pursuant to a stock option agreement. Options granted under the 2000 plans have a maximum term of ten years and vest at the rate specified in the option agreements. Except in the case of options granted to officers, directors, and consultants, options become exercisable at a rate of no less than 20% per year over five years from the date the options were granted.

Acceptable consideration for the purchase of common stock issued pursuant to options granted under the 2000 plans includes cash, common stock previously owned by the optionee, a promissory note or consideration received through a cashless exercise program.

Generally, options under the 2000 plans may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by laws of descent and distribution and may be exercised, during the lifetime of the optionee, only by the optionee.

Unless an optionee’s stock option agreement provides for earlier termination, if an optionee’s service relationship with us terminates due to disability or death, the optionee, or his or her beneficiary, generally may exercise any vested options for up to twelve months after the date the service relationship ends. If an optionee’s relationship with us ceases for any reason other than disability or death, the optionee may exercise his or her option within the time specified in the option agreement, or if not specified, for three months. In no event may an option be exercised after the expiration of the term of the option set forth in the option agreement.

The administrator may at any time offer to buy out for a payment in cash or shares, an option previously granted, based on such terms and conditions as the administrator may establish and communicate to the optionee at the time such offer is made.

Stock purchase rights.  Unless the administrator determines otherwise, a restricted stock purchase agreement grants us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s service with us for any reason (including death or disability). The purchase price for shares repurchased pursuant to the restricted stock purchase agreement is the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser. The repurchase option lapses at such rate as the administrator may determine.

Except with respect to shares purchased by officers and directors, the repurchase option lapses at a rate of no less than 20% per year over five years from the date of purchase.

Corporate transactions or changes in control.  Our Board of Directors will make appropriate adjustments for a stock split, reverse stock split, stock dividend, combination or reclassification of the stock, or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by the company.

In the event of the proposed dissolution or liquidation of the company, the administrator shall notify each optionee as soon as practicable prior to the effective date of such proposed transaction. The administrator in its discretion may provide for an optionee to have the right to exercise his or her option or stock purchase right until fifteen days prior to such transaction as to all of the optioned stock covered thereby, including shares as to which the option or stock purchase right would not otherwise be exercisable. In addition, the administrator may provide that any company repurchase option applicable to any shares purchased upon exercise of an option or stock purchase right shall lapse as to all such shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an option or stock purchase right will terminate immediately prior to the consummation of such proposed action.

In addition, in the event we merge or sell all or substantially all of our assets, all outstanding stock awards under the 2000 plans will be assumed, continued or substituted for by any surviving or acquiring entity. If the surviving or acquiring entity elects not to assume, continue or substitute for these awards, each participant will be given notice of the transaction and permitted to exercise all outstanding awards held under the 2000 plans for a period of fifteen days after notice is provided. To the extent it has not been previously exercised, an option or stock purchase right will terminate at the end of such period.

Additional provisions.  Our Board of Directors has the authority to amend outstanding awards granted under the 2000 plans, except that no amendment may adversely affect an award without the recipient’s written consent. Our Board of Directors has the power to amend the 2000 plans. We are required to provide annual financial statements to participants in the 2000 plans.

COMPENSATION COMMITTEE REPORT

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and shall not be incorporated by reference into any filing of MannKind under the Securities Act or the Exchange Act, except to the extent MannKind specifically incorporates this report by reference.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement as well as our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on February 27, 2009.

Compensation Committee

Kent Kresa (Chair)
Abraham E. Cohen
Michael Friedman

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing of MannKind under the Securities Act or the Exchange Act, except to the extent MannKind specifically incorporates this report by reference.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from Deloitte & Touche LLP the written disclosures and the letter describing all relationships between MannKind and its independent auditors that might bear on the auditors’ independence consistent with applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent accountant’s communications with the audit committee concerning independence.

The Audit Committee discussed and reviewed with Deloitte all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees”, as adopted by PCAOB in Rule 3200T. In addition, with and without management present, the Audit Committee discussed and reviewed MannKind’s financial statement and the results of Deloitte’s audit of MannKind’s financial statements. Based upon the Audit Committee’s discussion with management and Deloitte and the Audit Committee’s review of MannKind’s financial statements, the representations of MannKind’s management and the independent auditors’ report to the Audit Committee, the Audit Committee recommended to the Board of Directors that MannKind include the audited financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

The Audit Committee Charter provides that one duty of the Audit Committee is to determine whether to retain or to terminate MannKind’s existing auditors or to appoint and engage new auditors for the ensuing year. In performing that duty, the Audit Committee evaluated the performance of Deloitte in performing the examination of MannKind’s financial statements for the fiscal year ended December 31, 2008, and engaged Deloitte as MannKind’s independent auditors for the fiscal year ending December 31, 2009.

Audit Committee

Ronald J. Consiglio, Audit Committee Chair
David H. MacCallum, Audit Committee Member
Henry L. Nordhoff, Audit Committee Member

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and any persons beneficially holding more than 10% of our common stock to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC. Our executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Specific due dates for these reports have been established and we are required to identify in this annual report those persons who failed to timely file these reports. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2008, all of our directors, officers and greater than 10% stockholders complied with the Section 16(a) filing requirements.

CERTAIN TRANSACTIONS

The following is a description of transactions or series of transactions since January 1, 2008 to which we have been a party, in which the amount involved in the transaction or series of transactions exceeds $120,000, and in which any of our directors, executive officers or persons who we know held more than five percent of any class of our capital stock, including their immediate family members, had or will have a direct or indirect material interest, other than compensation arrangements, which are described under “Management.” We believe that the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions. In accordance with its charter, our Audit Committee approves or ratifies any related party transaction as required by NASDAQ rules.

Sales of Common Stock

Since January 1, 2008, we sold shares of our common stock as follows:

•	on June 30, 2008, we sold shares of common stock through our Employee Stock Purchase Plan at a purchase price of $2.60 per share to among other employees, the following former executive officer:

		Total
		Purchase
Purchaser	Shares	Price

Richard L. Anderson	3,140	$8,164

•	on December 31, 2008, we sold shares of common stock through our Employee Stock Purchase Plan at a purchase price of $2.55 per share to among other employees, the following executive officers:

		Total
		Purchase
Purchaser	Shares	Price

Hakan S. Edstrom	5,249	$13,500
Matthew J. Pfeffer	3,431	$8,749

Other Transactions

On October 2, 2007, we entered into a new loan arrangement with Mr. Mann to borrow up to a total of $350.0 million before January 1, 2010. This new arrangement replaced the existing loan arrangement with Mr. Mann to borrow up to $150.0 million through August 1, 2008. On December 29, 2008, we received an installment of $30.0 million against this advance. As of December 31, 2008, the amount outstanding under the arrangement was $30.0 million. On February 26, 2009, as a result of our principal stockholder being licensed as a finance lender under the California Finance Lenders Law, the promissory note underlying the loan arrangement was revised to reflect the lender as The Mann Group LLC, or the Lender, an entity controlled by Mr. Mann. This new license also eliminated the draw restrictions under the previous loan arrangement and we are now able to borrow up to a total of $350.0 million from time to time with appropriate notice to the Lender.

In connection with certain meetings of our Board of Directors and on other occasions when our business necessitated air travel for Mr. Mann and other MannKind employees, we utilized Mr. Mann’s private aircraft and we paid the charter company that manages the aircraft on behalf of Mr. Mann approximately $130,000 in 2008 on the basis of the corresponding cost of commercial airfare.

The above related-party transactions were approved by a majority or more of the disinterested members of our Board of Directors. We believe that the foregoing agreements were and continue to be in our best interests. It is our current policy that all agreements between us and any of our officers, directors, 5% stockholders, or any of their affiliates, will be entered into only if such agreements are approved by a majority of our disinterested directors and are on terms no less favorable to us than could be obtained from unaffiliated parties.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are MannKind stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to MannKind Corporation, Investor Relations, 28903 North Avenue Paine, Valencia, CA 91355 or contact David Thomson at (661) 775-5300. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their address and would like to request “householding” of their communications should contact their broker.

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on February 27, 2009, is available without charge upon written request to: MannKind Corporation, Investor Relations, 28903 North Avenue Paine, Valencia, CA 91355.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

David Thomson
Vice President, General Counsel and Secretary

Valencia, California 91355
April 10, 2009

MannKind Corporation
ANNUAL MEETING OF STOCKHOLDERS OF
MANNKIND CORPORATION
Date: Thursday, May 21, 2009 Time: 10:00 A.M. EDT
Place: MannKind Corporation, One Casper Street, Danbury, Connecticut 06810 See Voting Instructions on Reverse Side.
Please make your marks like this: Use dark black pencil or pen only
Board of Directors Recommends a Vote FOR Items 1 through 3.
1: Election of Directors
Vote For Withhold Vote *Vote For All Nominees From All Nominees All Except
* INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Exception” box and write the number(s) assigned below to such nominee(s) in the space provided to the right.
Proposal Directors Number Recommend
For Against Abstain
2: For
3: For
PROPOSALS
1. Election of Directors:
Nominees: 01 Alfred E. Mann 05 Michael Friedman, M.D.
02 Hakan S. Edstrom 06 Kent Kresa
03 Abraham E. Cohen 07 David H. MacCallum
04 Ronald Consiglio 08 Henry L. Nordhoff Proposals:
2. To approve an amendment to increase the aggregate number of shares of common stock authorized for issuance under MannKind’s 2004 Equity Incentive Plan by 5,000,000 shares; 3. To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as independent registered public accounting firm of MannKind for its fiscal year ending December 31, 2009
Authorized Signatures — This section must be completed for your instructions to be executed.
Please Sign Here Please Date Above
Please Sign Here Please Date Above
Please separate carefully at the perforation and return just this portion in the envelope provided.
MannKind Corporation
Annual Meeting of Stockholders of MannKind Corporation to be held Thursday May 21, 2009 For Holders as of March 30, 2009
The undersigned hereby appoints David Thomson, Ken Korioth and Rose Alinaya, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of MannKind Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 21, 2009 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED
STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.
INTERNET TELEPHONE
Go To 866-437-3716 www.proxypush.com/mnkd
· Cast your vote online. OR • Use any touch-tone telephone.
· View proxy materials. • Have this Proxy card ready.
· Follow the simple recorded instructions.
MAIL
OR • Mark, sign and date your Proxy card.
· Return your Proxy card in the postage-paid envelope provided.
All votes must be received by 5:00 pm, Eastern Time May 20, 2009.
PROXY TABULATOR FOR MANNKIND CORPORATION c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903
EVENT # CLIENT # OFFICE #